Exhibit 10.3

SUBLEASE AGREEMENT

9363 Towne Centre Drive, San Diego, California 92121

This Sublease Agreement (“Sublease”) is made as of the 28th day of May, 2013 (the “Effective Date”) by and between AMYLIN PHARMACEUTICALS, LLC, a Delaware limited liability company (“Sublessor”), and METHYLGENE US, INC., a Delaware corporation (“Sublessee”).

Recitals

A.                                    Pursuant to that certain Lease Agreement dated November 14, 2003 by and between ARE-9363/9373/9393 TOWNE CENTRE, LLC, a Delaware limited liability company, predecessor-in-interest to ARE-SD REGION NO. 20, LLC, a Delaware limited liability company (“Prime Lessor”), as landlord, and Sublessor’s predecessor-in-interest, as tenant, as amended by the First Amendment thereto dated January 5, 2006, the Second Amendment dated September 7, 2006 and the Third Amendment dated June 1, 2010 (the Lease Agreement, as amended, is referred to herein collectively as the “Prime Lease” and is attached hereto as Exhibit A) Prime Lessor leased and demised to Sublessor certain premises comprised of two separate office buildings (the “Prime Lease Premises”) including the two (2) story building consisting of approximately 45,030 square feet and commonly known as 9363 Towne Centre Drive, San Diego, CA 92121 (“Building”), which building is situated in the City of San Diego, County of San Diego, State of California, in the project commonly known as Alexandria Innovation Center (the “Project”) as depicted on and more fully described in the Prime Lease.

B.                                    Sublessor wishes to sublease to Sublessee and Sublessee wishes to sublease from Sublessor a portion of the Building consisting of approximately 5,000 rentable square feet on the second floor of the Building (hereinafter, the “Sublet Premises”) as depicted on Exhibit B attached hereto, under the terms and subject to the conditions hereinafter set forth.  In the event of any discrepancy between the square footage set forth above and the actual square footage of the Sublet Premises, the square footage set forth above shall prevail for all purposes.

C.                                    To the extent not defined herein, defined terms used herein shall have the meaning ascribed to them in the Prime Lease.

NOW, THEREFORE, for and in consideration of the foregoing Recitals and the mutual covenants, promises, and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.                                      Demise and Premises.  Sublessor hereby grants and demises to Sublessee, and Sublessee hereby accepts from Sublessor, subject to the express terms and conditions of this Sublease and the Prime Lease, for the term set forth in Section 2 below, the Sublet Premises together with the non exclusive right to use parking, driveway areas, roof and all common facilities, if any, available to Sublessor under the Prime Lease, in common with Prime Lessor and other tenants of the Prime Lease Premises, and their invitees, licensees, employees, officers, servants, contractors and visitors.  In the event Sublessor subleases space on the same floor to Sublease Premises to another subtenant, Sublessor shall work with both tenants to achieve a reasonable accommodation of the separation of the separate premises.

Notwithstanding anything to the contrary contained in this Sublease and subject to Section 20 below, Sublessee shall take delivery of the Sublet Premises in an “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition with no representations or warranties from Sublessor, except as otherwise expressly provided in this Sublease.

2.                                      Sublease Term.

2.1                               Sublessor shall deliver possession of the Sublet Premises to Sublessee on or about June 1, 2013 or such earlier date that this sublease is executed, approved by the Prime Lessor, and Sublessee has delivered proof of insurance, first month’s rent, and the security deposit (the “Delivery Date”) in that condition defined in Section 1 above.  The term of this Sublease (the “Sublease Term”) shall commence on June 1, 2013 (“Commencement Date”) after Sublessor has received both the consent of the Prime Lessor to this Sublease, Security Deposit and the First Month’s Base Rent (hereinafter defined) and shall end on December 31, 2014 (the “Sublease Expiration Date”).  Notwithstanding anything to the contrary set forth herein, in no event shall the Sublease Expiration Date extend to a date later than the expiration date of the Prime Lease, which is January 31, 2015.  If the Premises cannot be delivered by June 24, 2013 due to delay caused by Master Lessor delivering consent, then Sublessee shall have the option of terminating this Sublease upon written notice to Sublessor, no later than June 28, 2013.  If the sublease is terminated by Sublessee, any rent and security deposit previously paid shall be returned to Sublessee within five (5) business days from such termination and Sublessee shall pay Sublessor a termination fee equal to $1,500.00 within five (5) business days from such termination.

3.                                      Rent (as defined in Section 4) shall commence on June 1, 2013 (the “Rent Commencement Date”).  Sublessor shall use commercially reasonable efforts to assist Sublessee in obtaining prompt consent of any approvals including the approval of the Prime Lessor although Sublessor shall not be liable to Sublessee for any loss or damage incurred by Sublessee if Sublessor does not deliver possession of the Sublet Premises to Sublessee on the Delivery Date.  In the event the Prime Lease is terminated for any reason, this Sublease shall also terminate as of the date of termination of the Prime Lease provided such termination occurred in compliance with the terms of the Prime Lease and that Sublessee is given reasonable notice of such termination.  Sublessor shall have no liability to Sublessee due to the termination of this Sublease as a result of the termination of the Prime Lease, provided Sublessor is not in default of its obligation to pay rent as provided in the Prime Lease after the applicable notice and cure period or does not otherwise cause a default which results in the termination of the Prime Lease.  Once the Delivery Date is ascertained, Sublessee shall, upon request by Sublessor, promptly execute a memorandum defining the Delivery Date, the Rent Commencement Date and the Sublease Expiration Date.

4.                                      Base Rent.  Commencing on the Rent Commencement Date, Sublessee shall pay to Sublessor, Attn: Real Estate Manager, at 9625 Towne Centre Drive, San Diego, CA 92121, or at such other address or to such other property manager as Sublessor shall notify Sublessee in writing, the gross monthly rent of $10,000 per month (“Base Rent”)

Base Rent shall be payable in monthly installments in advance during the Sublease Term on the first day of each month, commencing on the Rent Commencement Date and continuing through the end of the Sublease.  Sublessee shall pay the Base Rent for the first full month of the Sublease Term (“First Month’s Base Rent”) to Sublessor on or before the Effective Date concurrently with Sublessee’s execution of this Sublease.  In the event the Rent Commencement Date is a day other than the first day of a calendar month, the monthly installment of Base Rent shall be prorated based on the number of days remaining in such partial month.

5.                                      Additional Rent (Utilities, Generator, HVAC, Data Center, CAM, Maintenance).  As used herein, the term “Rent” shall mean and include Base Rent, and any other sums due hereunder or pursuant to the Prime Lease and Sublessor shall have all rights and remedies for additional Rent and any other sums due hereunder that Sublessor has with respect to Base Rent.  Except as expressly set forth herein, all Rent shall be due and payable without prior notice, demand, deduction or offset.

5.1                               Janitorial and Maintenance — Pursuant to Section 14 of the Prime Lease, Sublessee is responsible for the janitorial and maintenance in the Sublet Premises from and after the Commencement Date, with the exception of the building HVAC system, at Sublessee’s sole cost and expense.  Sublessee shall provide janitorial and maintenance of the Sublease Common Areas on the second floor (as shown in Exhibit B).Sublessor shall provide janitorial and maintenance of the first floor lobby and elevator.  In the event Sublessor enters into a sublease for another subtenant on the floor with Sublessee, Sublessor shall provide for janitorial and maintenance of the Sublease Common Areas (as shown in Exhibit B).

5.2                               Common Area Maintenance, Operating Expenses and Taxes — Base Rent shall include, and Sublessee shall have no obligation to pay, Sublessee’s prorata share of Operating Expenses and Taxes (as defined in Section 5 of the Prime Lease).

5.3                               Utilities — Base Rent shall include the cost for ordinary electrical power, water and utility consumption to the Sublet Premises (“Utilities”).  Sublessee acknowledges and understands that Utility usage to the Sublet Premises is not separately metered and Sublessee shall not be required to pay to Sublessor, charges for normal Utility usage in the Sublet Premises.

5.4                               HVAC — Sublessee shall pay Sublessor a monthly HVAC fee equal to $0.10 per square foot per month based upon 5,000 square feet over the Term of the Sublease for HVAC use during Standard Operating Hours; Unless separately metered, “Standard Operating Hours” for the Building shall mean Monday through Friday, from 8:00 a.m. to 6:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m.

5.5                               Generators - Sublessee shall have pro-rata access to and use of the existing generator(s) that serve the Building.

5.6                               Data Center - Sublessee shall have access to and shared use (with Sublessor and/or other future subtenants or occupants of the second floor) of the Building’s existing second floor data room (“Data Center”).  Sublessee shall, at its sole cost and expense, pay its share of all utilities and janitorial costs and all other costs to maintain and operate the Data Center, including re-locating existing cabling from the Data Center to the Premises, at Sublessee’s sole cost and expense in a location within the Sublet Premises mutually determined by Sublessor and Sublessee.  In the event other subtenants or occupants require access to and use of the Date Center after the Commencement Date, Sublessee and Sublessor shall agree, in good faith, on an equitable apportionment of costs for the Data Center use and maintenance.

6.                                      Interest and Late Charges on Overdue Payments.  In the event that Sublessee shall fail to pay any installment of Base Rent or Additional Rent or any other sum due hereunder or pursuant to the Prime Lease, Sublessee shall pay Sublessor those amounts defined as the interest Default Rate defined in Section 21(a) and the Late Payment Rent defined in Section 21(b), both as defined in the Prime Lease as Additional Rent, provided that Sublessee shall be entitled to any grace periods provided in the Prime Lease.  The parties agree that the payment of such interest or late payments represents the liability that Sublessor will incur to Prime Lessor by reason of the late payment by Sublessee, and is therefore not a penalty.

7.                                      Use.  Sublessee shall use and occupy the Sublet Premises for the uses permitted under the Prime Lease, subject to the express terms and conditions of Section 7 of the Prime Lease, limited to the following uses:  for laboratory research, general office and other related uses expressly permitted under the Prime Lease and applicable law.

8.                                      Access to Sublet Premises.  During the period of time from the date hereof until the Delivery Date, Sublessee shall be granted access to the Sublet Premises on a day or days of the week and during such time periods as shall be determined by Sublessor in its sole discretion but during normal business hours, subject to at least forty-eight (48) hours advance notice to Sublessor from Sublessee for the purpose of gathering information, and reasonable general preparation for occupancy.  Notwithstanding the foregoing, the Sublet Premises shall not be deemed delivered to Sublessee, and Sublessee shall not be deemed in possession of the Sublet Premises until the Delivery Date.  In the event Prime Lessor has consented to this Sublease on or before the Delivery Date, Sublessee shall have the right to occupy the Sublet Premises from and after the Delivery Date for construction of Sublessee’s improvements and/or installation of furniture equipment and furnishings in the Sublet Premises.  The obligation to pay Base Rent shall be abated for any such period of early occupancy, but all other terms of this Sublease (including, but not limited to, Sublessee’s obligation to carry the insurance required by Section 10 hereof) shall be in effect during such period, and prior to Sublessee’s early occupancy of the Sublet Premises, Sublessee shall have previously provided Prime Lessor and Sublessor with proof of Sublessee’s insurance as set forth in Section 10 of this Sublease.  Any such early possession shall not affect nor advance the Sublease Expiration Date of the Sublease Term.  Any and all materials, work, installations, equipment and decorations of any nature brought upon the Building or installed by Sublessee in the Sublet Premises prior to the Rent Commencement Date shall be at Sublessee’s sole risk.  Neither Sublessor nor any party acting on Sublessor’s behalf on or about the Building shall be responsible for any claim, damage or loss or destruction of such items brought to the Building or installed in the Sublet Premises prior to the Commencement Date and Sublessee shall indemnify, defend and hold Sublessor harmless from any claim, loss, damage or destruction as a result of such early occupancy.  From and after the Delivery Date, Sublessee shall have access to the Sublet Premises and associated parking seven (7) days per week, twenty-four (24) hours per day, three hundred sixty-five (365) days per year subject to the terms and conditions of this Sublease and the Prime Lease.  Sublessee acknowledges and agrees that Sublessor and its agents, employees, contractors and invitees shall access portions of the second floor depicted on Exhibit B as the Sublease Common Area, during business and non-business hours for such purposes as providing janitorial, security and facilities related purposes and for purposes of showing vacant space to potential subtenants and Sublessee understands that it will be solely responsible for maintaining the security of any areas that are not separately demised and the confidentiality of any information visible from the Sublease Common Area.

8.1                               Application of Prime Lease.  As applied to this Sublease, the words, “Landlord” and “Tenant” in the Prime Lease will be deemed to refer to Sublessor and Sublessee, respectively under this Sublease.  Except as otherwise provided in this Sublease, or except to the extent inconsistent herewith, the rights and obligations of Prime Lessor and Sublessor under the Prime Lease will be deemed to be the rights and obligations of Sublessor and Sublessee, respectively, under this Sublease, and will inure to the benefit of; and be binding on, Sublessor and Sublessee, respectively.  All provisions of the Prime Lease shall apply to this Sublease unless specifically excluded or modified by this Agreement.  Sublessor represents that it has delivered to Sublessee a true and complete copy of the Prime Lease to Sublessee, and Sublessee acknowledges receipt of a copy of the Prime Lease from Sublessor, which such copy is attached hereto as Exhibit A.  Notwithstanding the foregoing, the parties hereto acknowledge that the following sections of the Prime Lease shall not be incorporated within this Sublease: in the Basic Lease Provisions: Base Rent, Tenant’s Share of Operating Expenses, Security Deposit, Rent Adjustment Percentage, Commencement Date, Tenant’s Notice Address, Exhibits A-2, C, F, G, H and I, Sections 2(a) through 2(f), Section 3(b), Section 4, Section 6 (subject to the express provisions of Section 30 of this Sublease), Section 8 (except as incorporated by reference in Section 33 of this Sublease), Section 10 (excluding only the provisions for payment for parking are defined), Section 22(b), Section 38 (to the extent same conflicts with Section 30 of this Sublease) and Sections 39, 40, 41, 42, 43, 45, 46 and 47.

9.                                      Indemnification of Sublessor.  To the extent permitted by law, Sublessee shall and does hereby indemnify Sublessor, its officers, directors, agents, or employees (each a “Sublessor Party” and collectively the “Sublessor Parties”) as a result of or arising out of Sublessee’s breach of this Sublease or the Prime Lease and agrees to save Sublessor harmless and, at Sublessor’s option, defend Sublessor from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys’ and consultants’ fees) judgments, settlement payments, and fines paid, incurred or suffered by Sublessor as a result of or arising out of Sublessee’s breach of this Sublease or the Prime Lease, violations of any law or in connection with loss of life, personal injury and/or damage to the property or environment suffered by third parties arising from or out of the occupancy or use by Sublessee of the Sublet Premises or any part thereof occasioned wholly or in part by any act or omission of Sublessee, its officers, agents, contractors, materialmen, laborers, employees or invitees (each a “Sublessee Party” and collectively, the “Sublessee Parties”), or arising directly or indirectly, wholly or in part, from any conduct, activity, act, omission or operation by any Sublessee Party involving the use, handling, generation, treatment, storage, disposal, other management or Release (hereinafter defined) of any substance or material defined or designated as hazardous or toxic, or other similar term (“Hazardous Materials”), by any present or future local, state or federal environmental statute, regulation or ordinance, in, from or to the Sublet Premises, whether or not Sublessee may have acted negligently with respect to such substance or material.  Sublessee shall be responsible for, and indemnify, defend and hold harmless Sublessor Parties for the presence or Release of any Hazardous Materials in, on or about the Premises to the extent the presence of such Hazardous Materials: (i) is the result of a breach by Sublessee of any of its obligations under this Sublease or the Prime Lease, (ii) was caused by Sublessee or any Sublessee Party, (iii)

was contributed to by Sublessee or any Sublessee Party, (iii) was exacerbated by Sublessee or any Sublessee Party or (iv) originates from the Sublet Premises during Sublessee’s (or any assignee’s or sublessee’s) occupancy of the Sublet Premises (or any portion thereof).  Sublessee’s obligations pursuant to this Section shall survive any termination of this Sublease with respect to any act, omission, or occurrence which took place prior to such termination.  As used in this Section, the term “Release” shall have the meaning ascribed to such term in the Federal Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C. Section 6901 et seq.).  Sublessee acknowledges and agrees that prior to the Delivery Date, Sublessor has provided to Sublessee and Sublessee has reviewed the Environmental Report dated April 5, 2012 (the “Environmental Report”).  Sublessee has reviewed the provisions of the Prime Lease concerning the obligation of the Prime Lessor to supply building services to the Sublet Premises.  Sublessee recognizes that Sublessor is not in a position to render nor is Sublessor obligated to render any of the services or perform any of the obligations required of Prime Lessor by the terms of the Prime Lease, including, without limitation, (i) the furnishing of electrical energy, heat, ventilation, water, air conditioning, elevator service, cleaning, window washing, or rubbish removal services, (ii) making any alterations, repairs or restorations, (iii) complying with any laws or requirements of any governmental authorities, or (iv) taking any action that Prime Lessor has agreed to provide, make, comply with, take or cause to be provided, made, compiled with or taken under the Prime Lease.  Therefore, despite anything to the contrary in this Sublease, Sublessee agrees that performance by Sublessor of its obligations under this Sublease is conditioned on performance by Prime Lessor of its corresponding obligations under the Prime Lease, and Sublessor will not be liable to Sublessee for any default of the Prime Lessor under the Prime Lease unless such default results from Sublessor’s failure to perform its obligations hereunder.

10.                               Insurance.

10.1                        From and after the Delivery Date, Sublessee, at Sublessee’s sole expense, shall maintain for the benefit of Sublessor and Prime Lessor such policies of insurance with respect to the Sublet Premises as are required by the Prime Lease.  Such policies shall be reasonably satisfactory to Sublessor as to coverage and insurer, shall be maintained as primary policies, and shall extend to and cover the acts and omission of Sublessee, and anyone acting by, through or under Sublessee notwithstanding anything contained in the Prime Lease to the contrary.  Each policy of insurance required under this paragraph shall name Sublessor and Prime Lessor each as an additional insured.  Sublessee shall provide Sublessor with certificates or evidence of insurance (“Proof of Insurance”) reasonably satisfactory to Sublessor evidencing such policies and that Sublessor has been named as an additional insured under a separate additional insured endorsement approved by Sublessor as promptly as reasonably practical, but in no event later than the Delivery Date.  All insurance policies shall contain a provision and the certificate of insurance shall expressly state that the insurer will give to Prime Lessor and Sublessor and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance below the amounts specified herein.

Sublessee shall provide or cause its contractors to provide insurance in the amount and in the form required of Sublessee under the terms of the Prime Lease on or before Sublessee’s contractors, materialmen or laborers commence Sublessee’s work for its alterations or any other future alterations to the Sublet Premises.

10.2                        Each party shall use its reasonable efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation under any all-risk property insurance as required herein in connection with any damage covered by the policy.

11.                               Sublessee Defaults.  The occurrence of any of the following shall be a default (an “Event of Default”) under this Sublease:

11.1                        Sublessee shall fail to pay in full when due any and all installments of rent or any other charge agreed to be paid by Sublessee, if the failure continues for five (5) days after such amount is due; or

11.2                        Sublessee violates or fails to perform any term, covenant, condition or agreement herein contained or provided for in the Prime Lease and such failure continues for a period of twenty (20) days after written notice thereof is given to Sublessee.  If the default is of such a nature that it cannot be completely remedied within the twenty (20) day period, this provision shall be complied with if Sublessee begins correction of the default within the twentieth (20th) day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable and to prosecute the same to completion, or

11.3                        Sublessee becomes insolvent, or makes an assignment for the benefit of creditors, or if a petition in bankruptcy is filed by or against Sublessee, or a bill in equity or other proceeding for the appointment of a receiver for Sublessee is filed, or if proceedings for reorganization or for composition with creditors under any state or federal law be instituted by or against Sublessee, or if the subleasehold interest is levied on under execution, or

11.4                        Sublessee abandons (as defined in California Civil Code §1951.3 or any successor provision thereto) all or any portion of the Sublet Premises.

12.                               Sublessor Remedies.  Upon an Event of Default by Sublessee, and without any other action by Sublessor, and at Sublessor’s option, Sublessor may exercise any and all remedies of the Prime Lessor under the Prime Lease.  In addition to the foregoing, Sublessor may exercise any and all other rights or remedies, granted or allowed landlords by any existing or future statute or other law applicable in cases where a landlord seeks to enforce rights arising under a lease agreement against a tenant who has defaulted or otherwise breached the terms of such lease agreement subject, however, to all of the rights granted or created by any such statute or other applicable law existing protection and benefit of tenants.

13.                               Remedies Cumulative.  All of the remedies hereinbefore given to Sublessor and all rights and remedies given to it by law and equity shall be cumulative and concurrent.  Except as expressly provided herein and in the Prime Lease, no termination of this Sublease or the taking or recovering of the Sublet Premises shall deprive Sublessor of any of its remedies or actions against Sublessee for rent due or other breach hereof at the time or which, under the terms hereof, would in the future become due as if there has been no termination, or for any and all sums due at the time or which, under the terms hereof, would in the future become due as if there had been no termination, nor shall the bringing of any action for rent or breach of any covenant, or the resort to any other remedy herein provided for the recovery of rent or other breach be construed as a waiver of the right to obtain possession of the Sublet Premises.

14.                               Notices.  All notices required hereunder shall be deemed to be given when hand delivered or one day after deposit with express overnight courier delivery, or three days after mailing by certified U.S. mail, return receipt requested, postage prepaid.  Any notices to Sublessor shall be addressed as follows:

If to Sublessor:

Bristol Meyers Squibb

Director Global Real Estate

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, NJ, 08543

With a copy to:

Amylin Pharmaceuticals, LLC

Attn: Real Estate Manager

9625 Towne Centre Drive

San Diego, CA 92121

Amylin Pharmaceuticals, LLC

Attention: Legal Department

Vice President and Assistant,

General Counsel, Transactions

Contract Center of Excellence

Bristol-Myers Squibb

777 Scudders Mill Road

Plainsboro, NJ 08536

and

Grant Puleo, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, California 92130

Address for Payment of Rent:

Amylin Pharmaceuticals, LLC

Attn: Accounts Receivable

9625 Towne Centre Drive

San Diego, California 92121

If to Sublessee at any time:

At the Sublet Premises

Attn: Office Manager

Copy to:

Tom Coll, Partner

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

The time limits provided for in the provisions of the Prime Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by two (2) business days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limit relating thereto contained in the Prime Lease.  If the Prime Lease allows only four (4) business days or less for Sublessor to perform any act, or to undertake to perform such act, or to correct any failure relating to the Sublet Premises or this Sublease, then Sublessee shall nevertheless be allowed two (2) business days to perform such act, undertake such act and/or correct such failure.

15.                               Assignment and Subletting.  Sublessee shall comply with the express terms and provisions of Section 22 of the Prime Lease with regard to assignment and subletting and in those instances where applicable, shall be subject to the Prime Lessor’s approval as provided in the Prime Lease; provided, however, if Sublessor must first obtain the written consent of Prime Lessor, Sublessor’s consent, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, nothing in this Section shall impose upon Sublessor any obligation to obtain, beyond its reasonable efforts to do so, the consent of Prime Lessor or any other third party.  Sublessee shall, at its sole cost and expense, pay all fees and costs as defined in the Prime Lease to Prime Lessor in connection with the subletting of the Sublet Premises to the party who will become the sub-sublessee, as well as any fees and costs relating to any future assignments or subleases by Sublessee.

Notwithstanding anything to the contrary contained in this Section 15, Sublessee shall have the right (i) to sublease or assign all or a portion of the Sublet Premises to any related entity, parent company, affiliate or subsidiary of Sublessee (collectively, “Affiliate”) or (ii) to assign this Sublease as part of a consolidation, merger, reorganization or stock transfer or from a purchase of a substantial portion of Sublessee’s assets; provided that such Affiliate has equal or greater financial strength as Sublessee as reasonably determined by Sublessor and further, provided that such subleasing or assignment is in full compliance with the provisions of the Prime Lease, including, without limitation, the prior written consent of Prime Lessor.

To the extent that any request for an assignment or sublease of all or a portion of the Sublet Premises is made by Sublessee and the party who will become the sub-sublessee is not an

Affiliate, Sublessor shall not unreasonably withhold, condition or delay the approval of any proposed sublease or assignment, provided that such subleasing and assignment rights are in accordance with the provisions of Section 22 of the Prime Lease and this Section 15.

In the event of an assignment or a sublease of all or any portion of the Sublet Premises by Sublessee, the original Sublessee shall not be released from its obligations hereunder or under the Prime Lease and the Guaranty by Guarantor shall remain in full force and effect throughout the Sublease Teem.

16.                               Access Cards & Parking.  Sublessee shall have the non-exclusive right to use, free of charge for the duration of the Sublease Term, fifteen (15) parking spaces in the Building parking structure and/or surface parking area (“Parking Spaces”) in common with the other tenants, occupants, and visitors of the Project.  Sublessee’s continued right to use the Parking Spaces is conditioned upon Sublessee abiding by the provisions of the Prime Lease, except for payment of monthly rental for such parking spaces, and all commercially reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the Parking Spaces are located, including any sticker or other identification system established by Prime Lessor, Sublessee’s cooperation in seeing that the Sublessee Parties also comply with such rules and regulations, and Sublessee not being in default under this Sublease.  Sublessor agrees to provide Sublessee at no cost with up to fifteen (15) security access cards and keys for access to the premises.  Any additional access cards requested by Sublessee shall be at Sublessee’s reasonable expense.

17.                               Sublease Contains All Agreements.  It is expressly understood and agreed by and between the parties hereto that this Sublease (together with the Prime Lease and any amendments thereto) sets forth all the terms, conditions and agreements between Sublessor, Sublessee and Prime Lessor relative to the Sublet Premises, and that there are no promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth.  It is further understood and agreed that, except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Sublease shall be binding upon Sublessor or Sublessee unless reduced to a writing and signed by Sublessor and Sublessee.  Notwithstanding anything in the foregoing to the contrary, Sublessor represents and warrants to Sublessee that Sublessor, as of the Effective Date, is not in default in any material respect under the terms of the Prime Lease nor has Sublessor received written notice from Prime Lessor that Sublessor is in default under the Prime Lease.

18.                               Successors and Assignees.  All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several and respective successors and permitted assigns of said parties.

19.                               Security Deposit.  Sublessee shall have no right, title or interest in or with respect to the Sublessor security deposit, or any portion thereof, that is held by Prime Lessor under the Prime Lease.  Concurrently with Sublessee’s execution of this Lease, Sublessee shall deposit with Sublessor cash or a letter of credit reasonably acceptable to Sublessor, in an amount equal to Ten Thousand Dollars ($10,000) (“Security Deposit”).  If Sublessee defaults on any provision of this Sublease, Sublessor may (but shall not be required to), without prejudice to any other remedy it has, apply all or part of the Security Deposit to: (i) any rent or other sum in default; (ii)

any amount that Sublessor may spend or become obligated to spend in exercising Sublessor’s rights under this Sublease or the Prime Lease; (iii) any expense, loss, or damage that Prime Lessor may suffer because of Sublessee’s default.  Sublessee waives the provisions of California Civil Code § 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of accrued rent, to repair damage caused by Sublessee, or to clean the Subleased Premises.  Sublessor and Sublessee agree that Sublessor may, in addition, claim those sums reasonably necessary to compensate Sublessor for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Sublessee or Sublessee’s officers, agents, employees, students, teachers, administrators, independent contractors, licensees or invitees, including future rent payments.  If Sublessor disposes of its interest in the Sublet Premises, Sublessor may deliver or credit the Security Deposit to Sublessor’s successor in interest in the Sublet Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.  Sublessee may not assign or encumber the Security Deposit without the prior, written consent of Sublessor; any attempt to do so shall be void and shall not be binding on Sublessor, If Sublessor applies any portion of the Security Deposit, Sublessee shall, within five (5) business days after written demand by Sublessor, deposit with Sublessor an amount sufficient to restore the Security Deposit to its original amount.  Sublessee is not entitled to any interest on the Security Deposit.  If Sublessee performs every provision of this Sublease to be performed by Sublessee, the unused portion of the Security Deposit shall be returned to Sublessee, or the last assignee of Sublessee’s interest under this Sublease, within thirty (30) days following the expiration or termination of the Sublease Term.

20.                               Condition of the Sublet Premises.  Sublessee hereby acknowledges that Sublessee has examined the Sublet Premises, the Environment Report incorporate herein by reference and attached as Exhibit F.  Sublessor has let the Sublet Premises without any further improvements or alterations and, without any representations on the part of the Sublessor, its officers, further, servants and/or agents other than set forth herein.

21.                               Sublessor’s Duties.

21.1                        The obligations of Prime Lessor under the Prime Lease shall remain the obligations of Prime Lessor, and shall not be considered the obligations or responsibility of Sublessor.

21.2                        With respect to the obligations of Prime Lessor under the Prime Lease, Sublessor’s only obligation shall be to use commercially reasonable efforts at no cost or expense to Sublessor to cause Prime Lessor to perform such obligations for the benefit of Sublessee.  Such commercially reasonable efforts shall include, without limitation: (i) upon Sublessee’s written request, immediately notify Prime Lessor of its nonperformance under the Prime Lease and request that Prime Lessor perform its obligations under the Prime Lease; and (ii) use commercially reasonable efforts to obtain Prime Lessor’s consent to this Sublease and to other actions requiring Prime Lessor’s consent.  Sublessee shall indemnify and hold Sublessor harmless against all reasonable costs and expenses incurred by Sublessor; provided that for costs and expenses in excess of $1,000, Sublessor shall obtain the pre-approval of Sublessee.  For costs and expenses of less than $1,000, Sublessor shall not need Sublessee’s prior approval.

22.                               Subordination.  This Sublease is subordinate and subject to any mortgages, ground leases and/or other encumbrances to the same extent, and on the same terms, as the Prime Lease is so subordinate and subject under the terms thereof Sublessee agrees to execute such instruments and, upon the failure to do so, hereby appoints the Prime Lessor and/or Sublessor its attorney in fact to execute such instruments.

23.                               Alterations and Improvements.  Sublessee shall be permitted to make any Alterations in accordance with Section 12 of the Prime Lease and with Prime Lessor’s and Sublessor’s approval.  Should Prime Lease or Sublessor require restoration of Alterations made by or for Sublessee, Sublessee will be responsible, at its sole cost and expense, to complete such work no later than the expiration or earlier termination of this Sublease.  Sublessor shall inform Sublessee of its (or Prime Lessor’s decision) regarding removal of such Alterations upon approval of the requested improvements of Alterations by Sublessor and Prime Lessor.  If for any reason Sublessor does not provide Sublessee direction with regard to restoration then Sublessee will be required to remove improvements prior to the sublease expiration date

24.                               Surrender of the Sublet Premises.  Upon the expiration or sooner termination of this Sublease, Sublessee shall adhere to the terms and conditions set forth in the Prime Lease concerning the condition of the Sublet Premises upon surrender, including but not limited to Section 28 of the Prime Lease.  In addition, Sublessee shall not be required to remove any alterations or improvements made by or for the account of Sublessor.  If the Prime Lessor requires the removal of any alterations or improvements made by or for Sublessor, Sublessor shall, at its sole cost and expense, remove such alterations and improvements.  However, Sublessee at Sublessee’s expense, shall be required at Prime Lessor’s or Sublessor’s discretion to remove alterations or improvements made for the benefit of Sublessee, which requirement to remove alterations or improvements made for the benefit of Sublessee shall be identified for Sublessee at the time that Prime Lessor and Sublessor approve any alteration or improvement plans of Sublessee and further to make such repairs as required to repair any damage to the Sublet Premises or any other portion of the Building affected by such damage.

25.                               Damage to Cables and Pipes.  Sublessor shall not be responsible or liable to Sublessee, or to those claiming by, through or under Sublessee, for any loss or damage resulting, to Sublessee, or to those claiming by, through or under Sublessee, or its or their property, from the breaking, bursting, stoppage or leakage of electrical cable wires, gas, sewer, water or steam pipes unless such loss or damage is caused by the gross negligence or willful misconduct of Sublessor or Sublessor’s agents, employees or contractors or unless Sublessor is made aware of any condition which results in any of the aforementioned loss or damage which it willfully neglects to repair or replace (to the extent it is obligated to do so).

26.                               Prime Lessor’s Approval.  This Sublease and Sublessor’s liability hereunder are subject to Prime Lessor’s consent hereto, as required under Section 22 of the Prime Lease, on its standard form to be attached hereto as Exhibit D, and this Sublease shall be null and void, and Sublessor shall have no liability to Sublessee hereunder whatsoever, should Prime Lessor fail to give such standard consent to this Sublease.  Notwithstanding the foregoing, Sublessee shall in no event be entitled to claim that any delay or failure in the delivery of the Prime Lessor’s consent relieves Sublessee of its obligations hereunder.

27.                               Separability.  Should any portion of this Sublease be found to be unenforceable, the remaining provisions of this Sublease shall continue in full force and effect, without giving regard to such unenforceable provision.

28.                               Exhibits and Recitals Incorporated.  All exhibits referred to in this Sublease are hereby incorporated in this Sublease by this reference and the Recitals to this Sublease are hereby incorporated in this Sublease by this reference.

29.                               Counterparts.  This Sublease may be signed by the parties in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document.  Receipt by telecopier or email of a signed copy of this Sublease shall be deemed receipt of the original document.

30.                               Signage.  Subject to the terms and conditions of the Prime Lease and where applicable, Sublessee, at Sublessee’s sole cost, expense and liability, shall have the right to display appropriate signage with its logo and name on entrance doors.  All signage shall be subject to the Prime Lease, the rules, regulations and codes of the City of San Diego, any recorded covenants and restrictions for the Project, if any, the tights of any existing tenants of the Project, and the review and approval of Prime Lessor and Sublessor, which approval of Sublessor shall not be unreasonably withheld, conditioned or delayed.

31.                               Warranties.  Sublessor shall, at Sublessee’s expense, cooperate with Sublessee to enforce, for the benefit of Sublessee, all (a) warranties given and indemnities made, if any, by Prime Lessor to Sublessor under the Prime Lease which would reduce Sublessee’s obligations hereunder and (b) warranties given, if any, by any contractors concerning any existing improvements made to the Sublet Premises.

32.                               Right to Cure Sublessee’s Defaults.  If Sublessee shall at any time fail to make any payment or perform any other obligation of Sublessee hereunder or under the Prime Lease, then Sublessor shall have the right, but not the obligation, after five (5) days notice for monetary defaults and five (5) days notice for non-monetary defaults or the time within which Prime Lessor may act on Sublessor’s behalf under the Prime Lease, or without notice to Sublessee in the case of any emergency, and without waiving or releasing Sublessee from any obligations of Sublessee hereunder, to make such payment or perform such other obligation of Sublessee in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any reasonable and related costs and expenses, employ attorneys and other professionals, and incur and pay attorneys’ fees and other costs reasonably required in connection therewith.  Sublessee shall pay to Sublessor upon demand all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith as Sublessee shall indemnify and hold Sublessor harmless against all reasonable costs and expenses incurred by Sublessor in connection therewith.

33.                               Holding Over.  Sublessee acknowledges that the Sublease Term must expire on or before the last day of the term of the Prime Lease and that Sublessor will stiffer considerable damage if Sublessee holds over.  Thus, if Sublessee holds over after the expiration of the Sublease Term or earlier termination of this Sublease, with or without the express or implied consent of Sublessor, then at the option of Sublessor, Sublessee will become and be only a month-to-month subtenant at a rent equal to the holdover rent payable by Sublessor under the Prime Lease for the Premises (including the amount of any holdover rent payable to Prime Lessor under the Prime Lease, as a result of Sublessee’s failure to timely surrender the Premises at the time and in the condition required by this Sublease, and otherwise upon the terms, covenants and conditions herein specified.  Notwithstanding any provision to the contrary contained herein, (a) Sublessor expressly reserves the right to require Sublessee to surrender possession of the Premises upon the expiration of Sublease Term or upon the earlier termination of this Sublease and the right to assert any remedy at law or in equity to evict Sublessee and/or collect damages in connection with any holding over, and (b) Sublessee shall pay all holdover rent or other amounts Sublessor is obligated to pay under Section 8 of the Prime Lease and shall indemnify, defend and hold Sublessor harmless from and against any and all other liabilities, claims, demands, actions, losses, restoration costs, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublessor by reason of Sublessee’s failure to surrender the Premises on the expiration of the Sublease Toil’ or earlier termination of this Sublease.

34.                               Authority.  Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing

35.                               Brokers.  Sublessor shall pay all commissions owed to Jones Lang LaSalle, as Sublessor’s broker, and Cushman & Wakefield, as Sublessee’s broker, as set forth in and pursuant to the terms of separate agreements.  Each of the parties represent and warrant to the other that all of its dealings in regard to the Sublet Premises have been solely with the brokers referenced above and that no other real estate broker, agent, finder or intermediary has shown the Sublet Premises to Sublessee or referred the Sublessee to Sublessor or the Sublessor to Sublessee, or otherwise involved or procured Sublessee with respect to the Sublease.  Each of the parties agrees to indemnify and hold the other harmless against any claims for brokerage or other commission arising by reason of a breach by such party of the aforesaid representations and warranties.

36.                               Confidentiality.  Sublessor and Sublessee hereby agree to keep confidential the terms of this Sublease and the Prime Lease and any financial information transmitted in connection with this Sublease; provided, however, either party may disclose such terms (i) to its attorneys, brokers, accountants, lenders, prospective lenders, prospective purchasers, prospective assignees, prospective sub-sublessees, partners and prospective partners and in SEC filings, but only to the extent such persons or entities need to review such information in connection with this Sublease and further provided that such party causes such persons or entities to keep such information strictly confidential as required by this Sublease or (ii) to the extent required by law.

37.                               FF&E.  Sublessee shall purchase all of the furniture, fixtures and equipment (“FF&E”) currently located in the Sublease Premises.  An inventory of the FF&E currently located in the Sublet Premises will be provided by Sublessor and attached hereto prior to the Delivery Date and incorporated herein by reference as Schedule 1 to Exhibit C.  Sublessee shall purchase the FF&E pursuant to the Bill of Sale attached hereto as Exhibit C from Sublessor in its current AS-IS, WHERE-IS and WITH ALL FAULTS condition, without representation, warranty or recourse, pursuant to the Bill of Sale, for the sum of One and 00/100 Dollar ($1.00)

and Sublessee shall remove such FF&E from the Sublet Premises in accordance with the terms and conditions of Section 24 of this Sublease.  Sublessor agrees that Sublessee may not store any of the unused FF&E in the Sublease Common Areas or in other parts of the Building or Project.

38.                               Guaranty.  The obligations of Sublessee under this Sublease shall be guaranteed by METHYLGENE, INC., a Canadian corporation (“Guarantor”), as further provided in the Guaranty, attached hereto and incorporated herein as Exhibit E.

WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR:

AMYLIN PHARMACEUTICALS, LLC,
a Delaware limited liability company

By:	/s/ Jane Ryskamp
Name: Jane Ryskamp
Title: VP, Global Mfg and Supply at San Diego Site

By:
Name:
Title:

SUBLESSEE:

METHYLGENE US, LLC,
a Delaware corporation

By:	/s/ Dr. Charles Baum
Dr. Charles Baum
Its: President